COLLEGE RETIREMENT EQUITIES FUND
                     730 THIRD AVENUE, NEW YORK, N.Y. 10017

                             TELEPHONE: 800-842-2733

                      JOINT AND SURVIVOR LIFE UNIT-ANNUITY

                       CERTIFICATE      DATE OF FIRST PAYMENT      FREQUENCY OF
                         NUMBER            MO.   DAY   YR.            PAYMENT
                        IA00000-0            10  01  87               MONTHLY

FIRST PARTICIPANT      [DOE, JOHN]
Second Participant     [DOE, MARY]

          1.150                         0.767                       $57.20
  ANNUITY UNITS PAYABLE         ANNUITY UNITS PAYABLE           AMOUNT OF FIRST
       WHILE BOTH             TO SURVIVING PARTICIPANT          ANNUITY PAYMENT
   PARTICIPANTS ALIVE

        This is to certify that you, as the owner (First Participant) of this certificate, are entitled to share in the benefits of COLLEGE RETIREMENT EQUITIES FUND ("CREF").

        This page refers briefly to some of the features of your certificate. The next pages set forth in detail the rights and obligations as between CREF and you under the certificate. PLEASE READ YOUR CERTIFICATE. IT IS IMPORTANT.

                               GENERAL DESCRIPTION

        This certificate provides a lifetime income for you with payments to start as of the date shown above. It will also provide an income to the Second Participant as long as he or she survives you. After the death of the first to die of the Second Participant or you, the number of annuity units payable will be reduced to two-thirds of the initial number of Annuity Units. No payments will be made after both Participants have died.

        You, or the Second Participant, will be paid an income of a fixed number of annuity units. The amount of dollars payable per unit will change primarily with the changes in the value of CREF's investments. There is no guarantee of any dollar amount; you are assured of full participation in CREF. All dollar amounts payable are determined by actuarial methods.

CHAIRMaN AND
CHIEF EXECUTIVE OFFICER

COUNTERSIGNED--------------------------------------
                          REGISTRAR

               THIS CERTIFICATE  CANNOT BE ASSIGNED NOR DOES IT PROVIDE FOR CASH
                 SURRENDER OR LOANS. THIS CERTIFICATE DOES NOT GUARANTEE ANY FIXED DOLLAR AMOUNT OF ANNUITY PAYMENTS.


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                               INDEX OF PROVISIONS

                                                                   Section

Assignment -- Void and of no effect.................................     9
Benefits Based on Incorrect Data...................................      6
Cash Surrender -- No provision for..................................    10
Certificate.........................................................    11
Claims of Creditors -- Protection against...........................    13
Consideration.......................................................     1
Correspondence with us...............................................   15
Loans -- No provision for............................................   10
Ownership...........................................................     8
Payment to an Estate, Trustee, etc...................................   14
Proof of Survival...................................................     7
Requests for Benefits................................................   15
Rules of the Fund...................................................     3
Service of Process upon CREF........................................    12
Unit Annuity Payments...............................................     2
        - Change of frequency.......................................     4
        - Termination of.............................................    5


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                        COLLEGE RETIREMENT EQUITIES FUND

                                        DATE OF
                    CERTIFICATE          FIRST        FREQUENCY         DATE OF
                      NUMBER            PAYMENT      OF PAYMENT         BIRTH
                                                                     MO  DA  YR
                     IA00000-0         10  01  87     MONTHLY

FIRST PARTICIPANT    JOHN DOE                                        09  23  22
SECOND PARTICIPANT   MARY DOE                                        09  15  25



                 1.150                      0.767
             STOCK ACCOUNT              STOCK ACCOUNT                  $57.20

             ANNUITY UNITS              ANNUITY UNITS                AMOUNT OF
                PAYABLE                    PAYABLE                FIRST ANNUITY

              WHILE BOTH                TO SURVIVING                 PAYMENT
              PARTICIPANT                PARTICIPANT

                 ALIVE

             DATE OF ISSUE
              MO   DA   YR
              10   01   87


                                                     PROVISIONS

1.       CONSIDERATION.

         THIS CERTIFICATE IS ISSUED IN EXCHANGE FOR THE SURRENDER TO CREF OF CERTIFICATE NUMBER [P000000-0] AND THE APPLYING OF ITS PROCEEDS OF [$10,000.00] TO THIS CERTIFICATE. THESE ACTS FULFILL ALL OBLIGATIONS OF THE CERTIFICATE THAT HAS BEEN SURRENDERED.
         THE CONSIDERATION FOR THIS CERTIFICATE HAS BEEN DELIVERED AT CREF'S HOME OFFICE IN NEW YORK, NEW YORK.




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2. UNIT ANNUITY PAYMENTS. Your income will begin as of the Date of First Payment if both you and the Second Participant are then alive. Payments will continue for the rest of your life. If the Second Participant dies before you, your payments will be reduced to two-thirds the number of Annuity Units. If the Second Participant survives you, payments of this reduced number of Annuity Units will be made to him or her for life. The Date of First Payment, Frequency of Payment, and the number of Annuity Units payable to First and Second Participants are shown on Page 3.
     The dollar amount of each payment will be the current value on the date of each payment of the number of Annuity Units stated on Page 3. The value of an Annuity Unit will change from time to time to reflect CREF's investment, mortality and expense experience and will be determined in accordance with the Rules of the Fund, using actuarial methods.

     3. RULES OF THE FUND. The Rules of the Fund govern all matters affecting the interest of anyone in the Fund to the extent such matters are not specifically provided in this certificate. The Board of Trustees of CREF may amend the Rules of the Fund from time to time. Amendments to such Rules are effective only when approved by the Superintendent of Insurance of the State of New York as not being unfair, unjust, inequitable or prejudicial to the interest of anyone in the Fund. A copy of the Rules was furnished to you when this certificate was issued; you will be notified of all amendments to the Rules.

     4. CHANGE OF FREQUENCY OF UNIT ANNUITY PAYMENTS. At your request, CREF will change to equivalent payments made annually, semi-annually or quarterly. However, CREF will have the right to decline a change to less frequent payments. CREF will also have the right to decline any change that would result in payments of less than $25 each. After your death, the Second Participant will be able to request a change in frequency of payments.

     5. TERMINATION OF UNIT ANNUITY PAYMENTS. The final payment to be made under this certificate will be the last payment due before the death of the last to die of you and the Second Participant. The certificate will terminate at the time of such death.

     6. BENEFITS BASED ON INCORRECT DATA. If the amount of benefits is determined by data as to a person's age and if that data is incorrect, benefits will be recalculated on the basis of the correct data. If any overpayments or underpayments have been made by CREF, adjustments will be made in accordance with the Rules of the Fund.

     7. PROOF OF SURVIVAL. CREF reserves the right to require satisfactory proof that you or the Second Participant is alive on the date each payment is due. If this proof is not received after requested in writing, or if we receive notice of the death of either Participant after any payment in excess of those required under this contract has been made, CREF has the following rights: A) to make reduced payments of an amount determined by us until such excess is recovered; or B) to withhold payments until such excess is recovered.

     8. OWNERSHIP. You own this certificate. If the Second Participant survives you, he or she becomes the owner of the certificate at your death. The owner may, to the extent permitted by law, exercise every right given by it without the consent of any other person.

     9. NO ASSIGNMENT. Neither you nor any other person may assign, pledge, or transfer ownership of this certificate or any benefits under its terms. Any such action will be void and of no effect.



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     10. NO CASH SURRENDER OR LOANS.  This certificate does not provide for cash surrender or loans.

     11. THE CERTIFICATE. Any endorsement or amendment of this certificate or waiver of any of its provisions will be valid only if in writing and signed by an Executive Officer or Registrar of CREF.
     The consideration has been delivered and all benefits are payable at CREF's home office in New York, NY.

     12. SERVICE OF PROCESS UPON CREF. We will accept service of process in any action or suit against us on this certificate in any court of competent jurisdiction in the United States, Puerto Rico or Canada provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the state, district, territory, or province in which the action or suit is brought. This Section does not waive any of our rights, including the right to remove such action or suit to another court.

     13. PROTECTION AGAINST CLAIMS OF CREDITORS. The benefits and rights accruing to either Participant under this certificate are exempt from the claims of creditors or legal process to the fullest extent permitted by law. This protection is contained in the statute of the State of New York establishing CREF.

     14. PAYMENT TO AN ESTATE, TRUSTEE, ETC. CREF will not be responsible for the acts or neglects of any executor, trustee, guardian, or other third party to whom payment is made.

     15. CORRESPONDENCE AND REQUESTS FOR BENEFITS. No notice, application, form or request for benefits will be deemed to be received by us unless it is received at our home office. Any questions about this certificate or inquiries about our service should be sent to us at our address:

                                      CREF
                                730 Third Avenue
                               New York, NY 10017.